Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES FEBRUARY CASH DISTRIBUTION

DALLAS, Texas, February 15, 2013 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $.035963 per unit, payable on March 14, 2013, to unit holders of record on February 28, 2013.

This month’s distribution decreased from the previous month due to lower prices for both oil and gas and decreased production of both oil and gas. Production for the Trust’s allocated portion of the Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 19,839 bbls and 23,390 Mcf. The average price for oil was $77.71 per bbl and for gas was $4.01 per Mcf. This would primarily reflect production for the month of December for oil and the month of November for gas. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions. Actual ad valorem taxes for the year 2012 also exceeded estimates by $376,480, which also were deducted from this month’s distribution.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes				Average	Price
	Oil	Gas	Oil		Gas		Oil	Gas
	(per bbl)	(per Mcf)	(per bbl)		(per Mcf)		(per bbl)	(per Mcf)
Current Month	89,667	343,309	19,839	*	23,390	*	$77.71	$4.01	**
Prior Month	90,303	354,810	29,432	*	49,147	*	$80.79	$4.37	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest.
**	This pricing includes sales of gas liquid products.

Approximately twelve workover wells were completed in the months of November and December. Three horizontal wells remain, as of 12/31/12, not completed. Capital expenditures were approximately $3,279,766. The numbers provided reflect what was net to the Trust. Due to the allocation method of paying for capital expenditures and lease operating expenses, the Trust’s net volumes are reduced in order to pay these expenditures.

The results of 2012 capital expenditure program on the Waddell Ranch Properties, along with the proposed 2013 budget, will be discussed more thoroughly in the Trust’s 10-K filing, due March 1, and in the Annual Report, to be mailed to unitholders by the end of March 2013.

Also, the Reserve Report dated December 31, 2012 will be disclosed in the 10-K filing, due by March 1, incorporating the results of the 2012 capital expenditure and the anticipated 2013 budget.

The Trustee continues to evaluate the claim of $4,542,547 overpayment that was recouped by ConocoPhillips back in September and October 2011.

The 2012 tax information packets are expected to begin mailing directly to unitholders in early March 2013. A copy of Permian’s 2012 tax information booklet will be posted on Permian’s website by March 1, 2013. In addition to the tax booklet the Permian website will also offer two simple calculators for computing the income and expense amounts and the cost depletion. The calculators are currently expected to be updated with the 2012 tax information by the end of February.

Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permianbasintrust.com/

Contact:	Ron E. Hooper Senior Vice President U.S. Trust, Bank of America Private Wealth Management, Trustee Toll Free – 1.877.228.5085